Exhibit 10.09

AMENDED AND RESTATED

INDEPENDENT CONTRACTOR AGREEMENT

This Amended and Restated Independent Contractor Agreement (the “Agreement”) is entered into this as of this 7 day of November, 2007, by and between NEW FRONTIER MEDIA, INC., a Colorado corporation (“Company”), with its principal place of business at 7007 Winchester Circle, Suite 200, Boulder, CO 80301, and MATTHEW PULLAM (“Contractor”), whose address is 13806 Lexington Place, Broomfield, CO 80023 and amends and replaces the Independent Contractor Agreement dated October 16, 2007 by and between the parties hereto. Company and Contractor hereby agree as follows:

1.         Contracting Period. Unless earlier terminated as provided herein, this Agreement shall commence on November 8, 2007 and end on March 15, 2008, unless either party provides thirty (30) days prior written notice of termination to the other party.

2.	Contracting Services and Relationship.

(a)        Services. During the Contracting Period, Contractor shall provide to Company the services set forth on the Scope of Work, which is attached hereto as Exhibit A and incorporate herein by this reference, as well any related responsibilities and duties as may be assigned by Company and agreed to by Contractor (collectively, the “Services”). It is expected that Contractor shall be available to provide the Services to Company at such times as may be reasonably requested by Company and mutually agreed to by Contractor. Contractor shall use his best efforts to perform faithfully and efficiently the Services assigned under this Agreement.

(b)        Relationship. Contractor shall be an independent contractor, and not an employee of Company, within the meaning of all federal, state and local laws and regulations governing employment insurance, workers' compensation, industrial accident, labor and taxes. Company shall not be liable for employment or withholding taxes respecting Contractor. Contractor shall not, by reason of this Agreement, acquire any benefits, privileges or rights under any benefit plan operated by Company or its subsidiaries or affiliates for the benefit of their employees, including, without limitation, (i) any pension or profit-sharing plans or (ii) any plans, coverages or benefits providing worker’s compensation, medical, dental, disability or life insurance protection. Notwithstanding the foregoing, Company shall obtain an endorsement to its D&O Insurance Policy to specifically add Contractor in his capacity as Company’s independent financial consultant. Contractor agrees and acknowledges that Contractor is not authorized to enter into any contract or assume any obligation on behalf of Company without the prior written consent of Company. All of the acknowledgements and restrictions set forth in this Section 2(b) shall equally apply to anyone Contractor has engaged to perform any portion of the Services.

3.         Compensation. In consideration for Contractor’s full and timely performance of the Services throughout the Contracting Period, Company shall pay Contractor pursuant to the payment terms set forth in the Scope of Work. Such amount shall be payable no more frequently than bi-weekly in arrears upon Contractor’s submission of an invoice to the Company’s Accounts

Payable Department. Each such invoice shall include: Contractor’s name and address, the Services provided and the dates and hours worked. Contractor agrees to complete and return to Company a W-9 as a condition of receiving timely payment. In addition to the foregoing, Company shall reimburse Contractor for Contractor’s reasonable expenses actually incurred in performing the Services so long as such expenses were pre-approved in writing by Company.

4.	Events of Termination.

(a)        Cessation/Death/Incapacity. This Agreement shall terminate automatically upon the cessation of business of Contractor or upon the death or incapacity of Contractor.

(b) Notice. This Agreement may be terminated without cause by Company upon three (3) days advance written notice to Contractor.

(c)        Breach. This Agreement may be terminated by either party upon a breach of a material term or condition of this Agreement which breach is not cured within five (5) days from written notice from the non-breaching party.

5.         Obligations upon Termination. Upon termination of this Agreement pursuant to Section 4: (i) neither Contractor nor Company shall have any further obligations under this Agreement, except for the obligation to pay Contractor for any unpaid Services rendered and any approved and unpaid expenses incurred prior to the termination, as well as any obligations under Sections 5 through 10 of this Agreement; (ii) Contractor shall return all Company equipment, Work Product and Confidential Information within five (5) days at Company’s expense.

6.         Ownership. "Work Product" shall mean all deliverables and all intermediate and partial versions thereof, and all documentation, analysis, flowcharts, notes, outlines, formulas, processes, algorithms, ideas, inventions, know-how or techniques, and any other information, or materials generated by Contractor in the performance of the Services. Contractor acknowledges that all Work Product is work made for hire and is the property of Company, including any copyrights, trademarks, patents, or other intellectual property rights pertaining thereto. If it is determined that any such works are not works made for hire, Contractor hereby assigns to Company all of Contractor's right, title, and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Work Product.

7.         Confidential Information. Contractor agrees to keep secret and to not disclose any of the terms of this Agreement to any third parties, with the limited exception of disclosures to Contractor’s accountant or legal counsel who are required to have such confidential Company information in connection with the performance of the services they provide to Contractor. Additionally, it is mutually recognized that the business of Company and the nature of the Services Contractor will perform will permit Contractor access to confidential information of Company and persons and entities with whom Company conducts business or from whom Company obtains information. As used in this Agreement, "information" shall mean any information or knowledge, including matters of a technical nature such as studies, research projects, development plans and matter of a business nature, such as lists, customer requirements and other data not available to the public. During and after the Contracting Period, Contractor shall not disclose or appropriate any information for Contractor’s own use or for the use of any third parties.

8.         Non-Solicitation. Contractor agrees, for a period of twelve (12) months following the execution date hereof, directly or indirectly not to: (i) recruit, solicit, induce, or influence any employee of Company to cease being an employee of Company or to accept employment with, or to become a contractor, consultant or service provider for any entity other than Company; (ii) hire or participate (with another company or third party) in the process of hiring any person who is then or was at any time in the prior six (6) months an employee of Company, or to provide names or other information about employees of Company to any person or business under circumstances which could lead to the use of that information for purposes of recruiting or hiring; (iii) interfere with the relationship of Company with any of its employees, agents, or representatives; or (iv) otherwise interfere with, disrupt or attempt to interfere with or disrupt, the relationship, contractual or otherwise, between Company and any of its contractors, consultants or employees.

9.	Successors.

(a)        This Agreement is personal to Contractor and shall not be assignable by Contractor without the prior written consent of Company which consent may be withheld in Company’s sole discretion.

(b)        This Agreement may be transferred or assigned by Company, to a parent, subsidiary, successor, or affiliate entity without Contractor’s consent.

(c)         This Agreement shall inure to the benefit of Company and its successors or assigns.

10.	Miscellaneous.

(a)        This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without reference to principles of conflict of laws. Any litigation under this Agreement shall be filed and pursued in a court of proper venue in the State of Colorado. Both parties expressly consent to the jurisdiction of such courts.

(b)        This Agreement and any Scope of Work attached hereto may not be amended or modified otherwise than by a written agreement executed by the parties hereto.

(c)        All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed and sent to the party’s address as set forth in the first paragraph of this Agreement or to such other address as either party shall have furnished to the other in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

(d)        The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. This Agreement may be executed in counterparts that together shall constitute a single agreement.

(e)        The failure of Company at any time to enforce performance by Contractor of any provisions of this Agreement shall in no way affect Company's rights thereafter to enforce the same, nor shall the waiver by Company of any breach of any provision hereof be held to be a waiver of any other breach of the same or any other provision.

(f)        Contractor shall indemnify, defend and hold harmless Company and its officers, directors, agents and employees, from and against any and all claims, demands, causes of action, losses, damages, costs and expenses (including reasonable attorneys’ fees) arising out of or relating to Contractor's performance of his obligations hereunder, including, but not limited to acts or omissions of Contractor or anyone Contractor has engaged to perform any portion of the Services, or any claim for withholding or other taxes that might arise or be imposed due to this Agreement or the performance of Services hereunder.

(g)        Company shall indemnify, defend and hold harmless Contractor and his heirs and successors from and against any and all claims, demands, causes of action, losses, damages, costs and expenses (including reasonable attorneys’ fees) that might arise or be imposed due to Company’s breach of its obligations under this Agreement or that is a result of Company’s negligent or willful conduct.

(h)        The language in all parts of this Agreement shall in all cases be construed simply, as a whole and in accordance with its fair meaning and not strictly for or against any party. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. The parties acknowledge and agree that this Agreement has been negotiated by the parties, that each party has been given the opportunity to independently review this Agreement with legal counsel, and that each party has the requisite experience and sophistication to understand, interpret and agree to the particular language of the provisions hereof. Accordingly, in the event of an ambiguity in or dispute regarding the interpretation of this Agreement, this Agreement shall not be interpreted or construed against the party preparing it.

(i)        Contractor acknowledges and agrees that during the performance of the Services, he will not violate any of Company’s work rules and policies. Contractor agrees that he will not harm Company’s equipment, property or inventory (other than ordinary wear and tear), and shall not interfere with Company’s business operations.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Independent Contractor Agreement as of the date set forth in the first paragraph above.

NEW FRONTIER MEDIA, INC.	CONTRACTOR

By: /s/ Michael Weiner___________	By: /s/ Matthew Pullam_______________

Name: Michael Weiner __________	Name: Matthew Pullam _______________

Title: CEO __________	Title: Contractor_______________

EXHIBIT A

SCOPE OF WORK

This Scope of Work is entered into as of this 7 day of November, 2007, by and between NEW FRONTIER MEDIA, INC., a Colorado corporation (“Company”), with its principal place of business at 7007 Winchester Circle, Suite 200, Boulder, CO 80301, and MATTHEW PULLAM (“Contractor”), whose address is 13806 Lexington Place, Broomfield, CO 80023. This Scope of Work is subject to and governed by the Amended and Restated Independent Contractor Agreement dated November 7, 2007.

1.	SERVICES

Contractor shall perform the following services which shall be on an as-needed basis at the sole discretion of the Company, provided Contractor is given reasonable notice to perform such duties and is available to perform the requested services by the Company in a timely manner. If the Contractor is unavailable due to personal reasons or other commitments, the Contractor shall notify the Company of such in a timely manner (within 72 hours). Notwithstanding the foregoing, Contractor agrees to use good faith efforts to make himself available to the Company fifty (50) hours per month during the Term.

At a minimum, the services to be provided will include:

The Contractor will conduct a weekly teleconference or in-person meeting with the Corporate Controller to review the status of the monthly closes, any financial reporting issues that may arise or have arisen, review the progress of SOX 404 testing and the external auditor interim and year-end testing procedures, as well as any other issues the Controller wishes to discuss. The Contractor and Corporate Controller will work together to schedule and conduct such conferences in a timely and mutually convenient manner unless otherwise agreed to by the Corporate Controller that such meeting(s) may not be required in certain weeks as determined by the Controller. Other services that may be agreed to include, but are not limited to:

Review drafts of certain SEC filings and execute the same, be available for any auditor issues/questions, review key financials, review key estimates, review 404 SOX work to date, respond to questions from the Corporate Controller and assist him in preparing for Audit Committee meetings, interview CFO candidates, participate in M&A due diligence, and answer any other internal questions that may arise.

2.	COMPENSATION

In consideration of the Contractor executing this extension and to compel the Contractor to dedicate his available work efforts to support the Company exclusively during this transition period while a search for a full-time CFO replacement is conducted, the Company shall pay the Contractor a monthly retainer in advance of Seven Thousand, Five Hundred Dollars ($7,500). The Contractor shall submit invoices to the Company as specified at a rate of $150.00 per hour to be applied against the monthly retainer amount. If in any given calendar month, the Contractor does not perform services at his hourly billing rate that meet or exceed the amount of the monthly retainer, the Contractor is not obligated to reimburse the Company for any shortfall. If

Contractor performs services in excess of the monthly retainer amount, the Contractor will be reimbursed for any amounts exceeding the monthly retainer at the specified hourly billing rate.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Scope of Work as of the date set forth in the first paragraph above.

NEW FRONTIER MEDIA, INC.	CONTRACTOR

By: /s/ Michael Weiner___________	By: /s/ Matthew Pullam_______________

Name: Michael Weiner __________	Name: Matthew Pullam _______________

Title: CEO __________	Title: Contractor_______________